Exhibit 5.1



January 24, 2007


AMR Corporation
4333 Amon Carter Boulevard
Fort Worth, Texas 76155


                       AMR Corporation

Ladies and Gentlemen:

     We have acted as special counsel to AMR Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration Nos. 333-136563 and 333-136563-01) (the "Registration Statement") of the Company and the Prospectus Supplement, dated January 22, 2007 (the "Prospectus Supplement"), of the Company, filed with the Securities and Exchange Commission (the "Commission") and relating to the issuance and sale by the Company of 13,000,000 shares of the Company's common stock, par value $1.00 per share, together with up to an additional 1,950,000 shares that may be sold pursuant to the underwriters' over-allotment option (collectively, the "Shares"). The Shares are being issued and sold pursuant to an Underwriting Agreement, dated as of January 22, 2007 (the "Underwriting Agreement"), between the Company and the underwriters of such offering.

     In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinion expressed below.

     In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in or made pursuant to the Underwriting Agreement, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company and its subsidiaries.

     Based on and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the General
Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and we do not express any opinion herein concerning any other laws.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed on January 24, 2007 and incorporated by reference in the Registration Statement, and to the reference to our firm under the caption "Legal Opinions" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                              Very truly yours,


                              /s/ Debevoise & Plimpton LLP